Exhibit 99.2

Pineapple Energy Announces Chief Financial Officer Transition

Minnetonka, Minn. – (BUSINESS WIRE) – June 15, 2022 – Pineapple Energy Inc. ("Pineapple" or "the Company"), a leading provider of sustainable solar energy and back-up power to households and small businesses, today announced that Chief Financial Officer Mark Fandrich has decided to resign his position, effective on the date the Company files its second quarter Form 10-Q, which is currently anticipated to be August 12, 2022. Mr. Fandrich will work with Corporate Controller Kristin Hlavka and CEO Kyle Udseth through completion of the Company's second quarter SEC filings and has also agreed to provide support after August 12th related to the sale of the remaining CSI legacy assets JDL and Ecessa.

Mark Fandrich commented, "My decision to leave was not easy considering my view that the future for Pineapple in residential solar is very promising. That said, I believe a change now allows me to refocus my skill set as I start exploring new opportunities while also spending more time with my family. I greatly appreciate the opportunities presented to me at CSI and Pineapple and enjoyed working with the true professionals on our executive team."

Pineapple Chairman Roger Lacey commented, "Mark was instrumental in executing the successful multiyear strategic transformation of Communications Systems, Inc. into Pineapple Energy Inc., which positions us as an exciting new entrant in the substantial and fast-growing market of residential solar. Mark's dedication to the project and persistence in overcoming many challenges were critical to our success. We acknowledge his desire to wrap up this phase of his career and wish him nothing but success in his next endeavors. We also very much appreciate his intention to support us during the transition period as we identify a new CFO."

About Pineapple Energy

Pineapple is focused on growing leading local and regional solar, storage, and energy services companies nationwide. Our vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage. Our portfolio of brands (Hawaii Energy Connection, E-Gear, Sungevity, and Horizon Solar Power) provide homeowners and small businesses with an end-to-end product offering spanning solar, battery storage, and grid services.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, and future acquisitions. These statements are based on Pineapple Energy's current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties, set forth in the company's filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release. Pineapple Energy does not undertake any obligation to update or revise these forward-looking statements for any reason, except as required by law.

Contacts:
Pineapple Energy Kyle Udseth Chief Executive Officer +1 (952) 996-1674 kyle@pineappleenergy.com The Blueshirt Group Gary Dvorchak, CFA Managing Director +1 (323) 240-5796 gary@blueshirtgroup.com